Exhibit 10.4

Management Agreement of

Christine M. Carriker, Senior Vice President and Chief Administrative Officer of HouseRaising, Inc.

EMPLOYMENT LETTER AGREEMENT

January 1, 2005

Kristy M. Carriker
7911 Surry Lane
Indian Trail, NC 28079

Dear Kristy:

I am pleased to offer you the position of Senior Vice President and Chief Administrative Officer of HouseRaising, Inc. effective January 1, 2005.

Remuneration: Your annual salary will be $120,000 and your annual bonus will be approximately 30% of your base salary based on the success of your direct corporate role and personal objectives. You will be entitled to annual car and expense allowance of $24,000 and you may participate in the company’s benefit program including PPO group health insurance with Blue Cross Blue Shield of North Carolina, and $10,000 life insurance coverage for yourself through Group Insurance Services.

Stock Option Program: Additionally, you are entitled to participate in our stock option program wherein we will provide you with options on 1,000,000 shares of HRAI common stock at a strike price of $1.25 per share vesting over five years at one-fifth on your first anniversary date and one-fifth on the ensuing anniversary dates thereafter. The period of the option is 10 years. If for any reason the company is sold during the five year period, all shares would immediately be deemed vested and issued to you.

Job Responsibility: As Senior Vice President of HouseRaising, Inc. and Chief Administrative Officer, your responsibilities include developing a corporate support structure in support of our national operation and for establishing and implementing employee related benefits, policies and procedures. You will also be involved in completing the HRI manuals and system.

As you know, we are in the process of raising capital to fund the business. Accordingly, your 2005 base salary and expenses will be paid in the form of HRAI common stock (S-8 shares that are registered and tradable) at a rate of $36,000 in shares per quarter in advance.

Beginning January 2006, we will function through a payroll procedure with monthly or bi-weekly pay checks. If adequate funding is arranged earlier than year-end 2005, we will convert the S-8 shares into a payroll system at that time.

While we established the value of the stock for your base salary at $1.75 per share; i.e., ($30,000 per quarter divided by $1.75 = 17,143 shares for three month salary, plus $6,000 per quarter in expenses = 3,429 shares), in the event the price per share drops below $1.75 per share during the quarter, we will protect your compensation down to $1.00 per share. This will be accomplished by issuing additional shares in any single quarter in which we are paying you with S-8 shares.

If this offer is acceptable to you, please sign below and fax a copy back to me at (704) 536-0928.

Sincerely yours,

Charles M. Skibo
CEO and Chairman

Accepted:

Date:	By:	/s/ Kristy M. Carriker
Name: Kristy M. Carriker